Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik Chief Financial Officer (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES FOURTH QUARTER DIVIDENDS
Issues Guidance for 2008 Dividends of $0.21 Per Share
DALLAS ? (December 11, 2007) ? Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared its quarterly common stock dividend of $0.21 per diluted common share, payable on January 15, 2008, to shareholders of record on December 31, 2007. On an annualized basis the dividend equates to a 10.8% dividend yield based on the Company’s closing price on December 11, 2007. The Board also approved the Company’s dividend policy for 2008. The Company expects to pay a quarterly cash dividend of $0.21 per diluted common share for 2008, or $0.84 per diluted common share on an annualized basis. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof. Each future dividend will be considered and declared by the Board of Directors in its discretion.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the fourth quarter ending December 31, 2007. The dividend, which equates to an annual rate of $2.1375 per share, is payable on January 15, 2008, to shareholders of record as of December 31, 2007.
The Board also has declared a quarterly cash dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the fourth quarter ending December 31, 2007. The dividend, which equates to an annual rate of $2.1125 per share, is payable on January 15, 2008, to shareholders of record as of December 31, 2007.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.